JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001, of Argos Therapeutics Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 21, 2014

LCC Legacy Holdings Inc.

By:	/s/ Vasco Larcina
Name: Vasco Larcina
Title: VP Finance

Lumira Capital Investment Management Inc.

By:	/s/ Vasco Larcina
Name: Vasco Larcina
Title: VP Finance

/s/ Gerald Brunk
Gerald Brunk

/s/ Daniel Hetu
Daniel Hetu

/s/ Benjamin Rovinski
Benjamin Rovinski

/s/ Peter van der Velden
Peter van der Velden

/s/ Brian J. Underdown
Brian J. Underdown

/s/ Vasco Larcina
Vasco Larcina